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                                                                     EXHIBIT 4.3






              CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
               OF SERIES A JUNIOR PARTICIPATING PREFERRED STOCK


                                      OF


                           COMSTOCK RESOURCES, INC.


        We, M. Jay Allison, President, and Robert L. Cook, Secretary, of Comstock Resources, Inc., a corporation organized and existing under the General Corporation Law of the State of Nevada (the "Corporation"), DO HEREBY
CERTIFY:

        That pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, the Board of Directors on December 4, 1990, adopted the following resolution creating a series of one hunderd-fifty thousand (150,000) shares of Preferred Stock, ten dollars ($10.00) par value per share (the "Preferred Stock"), designated as Series A Junior Participating Preferred Stock:

                RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation in accordance with the provisions of its Articles of Incorporation, a series of Preferred Stock of the Corporation be, and it hereby is, created and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of such series, and the qualifications, limitations or restrictions thereof are as follows:

                                  SECTION 1
                            DESIGNATION AND AMOUNT

                The shares of such series shall be designated as "Series A Junior Participating Preferred Stock" and the number of shares constituting such series shall be 150,000.


                                  SECTION 2
                         DIVIDENDS AND DISTRIBUTIONS


                (A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series A Junior Participating Preferred Stock shall be entitlted to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Divident Payment Date


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         after the first issuance of a share or a fraction of a share of Series
         A Junior Participating Preferred Stock, in an amount per share
         (rounded to the nearest cent) equal to the greater of (a) $37.50 or
         (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all, non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock. In the event the Corporation shall at any time after December 4, 1990 (the "Rights Declaration Date") (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediatley after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                (B) The Corporation shall declare a dividend or distribution on the Series A Junior Participating Preferred Stock as provided in the preceding paragraph immediatley after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $37.50 per share on the Series A Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

                (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceidng the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the





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        determination of holders of shares of Series A Junior Participating
        Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

                                  SECTION 3
                                VOTING RIGHTS

                The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:

                (A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to one hundred votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.


                (B) In addition to such voting rights as may from time to time be required by the laws of Nevada, the holders of Series A Junior Participating Preferred Stock shall vote at such times and in a like manner as holders of Common Stock may vote, one hundred votes for each share of Series A Junior Participating Preferred Stock held, and all shares of the Corporation shall be voted as a single class, except where specifically required by law to vote separately.




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                                  SECTION 4
                             CERTAIN RESTRICTIONS



                (A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participatig Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

                        (i)     declare or pay dividends on, make any
              other distributions on (other than dividends or distributions in shares of stock junior to the Series A Junior Participating Preferred Stock), or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock;


                        (ii)    declare or pay dividends on or make any
              other distributions on (other than dividends or distributions in shares of stock junior to the Series A Junior Participating Preferred Stock) any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;


                        (iii)   except as permitted by subparagraph
              (iv) immediately below, redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Stock; or

                        (iv) purchase or otherwise acquire for consideration any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except in accordance with a purchase offer made in




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              writing or by publication (as determined by the Board of
              Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

              (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

                                       SECTION 5
                                   REACQUIRED SHARES

              Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

                                       SECTION 6
                        LIQUIDATION, DISSOLUTION OR WINDING UP

              (A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received the greater of (a) $1,500.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment or (b) an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Stock. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common
         Stock into a smaller number of shares, then in each such case the




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         amount to which holders of shares of Series A Participating Junior
         Preferred Stock were entitled immediately prior to such event pursuant to clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                (B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A liquidation preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Series A Junior Participating Preferred Stock, then such assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences.

                                  SECTION 7
                         CONSOLIDATION, MERGER, ETC.

                In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.




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                                  SECTION 8
                             OPTIONAL REDEMPTION

                (A) The Corporation shall have the option to redeem the whole or any pat of the Series A Junior Participating Preferred Stock at any time at a redemption price equal to the greater of (x) $1,500.00 per share or (y) 100 times the "current per share market price" of the Common Stock on the date of the mailing of the notice of redemption, plus unpaid accumulated dividends to the date of such redemption. In the event the Corporation shall at any time after the Rights Declaration Date, (i) declare any dividend on Common Stock, payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or
         (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Junior Participating Preferred Stock were otherwise entitled immediately prior to such event shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event. The "current per share market price" on any date shall be deemed to be the average of the closing price per share of such Common Stock for the 10 consecutive Trading Days (as such term is hereinafter defined) immediately prior to such date. The closing price for each day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Common Stock is not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or such other system then in use or, if on any such date the Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock selected by the Board of Directors of the Corporation. If on such date no such market maker is making a market in the Common Stock, the fair value of the Common Stock on such date as determined in good faith by the Board of Directors of the Corporation shall be used. The term "Trading Day" shall mean a day on which the principal



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         national securitites exchange or association on which the Common Stock is listed or admitted to trading is open for the transaction of business or, if the Common Stock is not listed or admitted to trading on any national securities exchange association, a Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in the State of Texas are not authorized or obligated by law or executive order to close.

                (B) Notice of any such redemption shall be given by mailing to the holders of the Series A Junior Participating Preferred Stock a notice of such redemption, first class postage prepaid, not later than the thirtieth day and not earlier than the sixtieth day before the date fixed for redemption, at their last address as the same shall appear upon the books of the Corporation. Any notice which is mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the shareholder received such notice, and failure duly to give such notice by mail, or any defect in such notice to any holder of Series A Junior Participating Preferred Stock shall not affect the validity of the proceedings for the redemption of such Series A Junior Participating Preferred Stock.

                (C) If less than all the outstanding shares of the Series A Junior Participating Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redemmed shall be determined by lot or pro rata or in such other fair and equitable manner as may be prescribed by resolution of the Board of Directors.

                (D) The notice of redemption to each holder of Series A Junior Participating Preferred Stock shall specify (a) the number of shares of Series A Junior Participating Preferred Stock of such holder to be redeemed, (b) the date fixed for redemption, (c) the redemption price and (d) the place of payment of the redemption price.

                (E) If any such notice of redemption shall have been duly given or if the Corporation shall have given to the bank or trust company hereinafter referred to irrevocable written authorization promptly to give or complete such notice, and if on or before the redemption date specified therein the funds necessary for such redemption shall have been deposited by the Corporation with the bank or trust company designated in such notice, doing business in the United States of America and having a capital surplus and undivided profits aggregating at least $25,000,000 according to its last published statement of condition, in trust for the benefit of the holders of Series A Junior Participating Preferred Stock called for redemption, then, notwithstanding that any certificate for such share so called for redemption



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         shall not have been surrendered for cancellation, from and after the time of such deposit all such shares called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith cease and terminate, except the right of the holders thereof to receive from such bank or trust company at any time after the time of such deposit the funds so deposited, without interest, and the right to exercise, up to the close of business on the fifth day before the date fixed for redemption, all privileges of conversion or exchange, if any. In case less than all the shares represented by any surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.
         Any interest accrued on such funds shall be paid to the Corporation from time to time. Any funds so deposited and unclaimed at the end of six years from such redemption date shall be repaid to the Corporation, after which the holders of shares of Series A Junior Participating Preferred Stock called for redemption shall look only to the Corporation for payment thereof; provided that any funds so deposited which shall not be required for redemption because of the exercise of any privilege of conversion or exchange subsequent to the date of deposit shall be repaid to the Corporation forthwith.

                                       SECTION 9
                                        RANKING

              The Series A Junior Participating Preferred Stock shall rank junior to all other series of the Corporation's Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

                                      SECTION 10
                                       AMENDMENT

              So long as any share of Series A Junior Participating Preferred Stock are outstanding, the Articles of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Junior Participating Preferred Stock, voting separately as a class.




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                                  SECTION 11
                              FRACTIONAL SHARES

                Series A Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holders' fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.

        IN WITNESS WHEREOF, we have executed and subscribed this Certificate and do affirm the foregoing as true under penalties of perjury as of this 6th day of December, 1990.



                                        /s/ M . JAY ALLISON
                                        --------------------------
                                        M. Jay Allison
                                        President




Attest:



/s/ ROBERT L. COOK
---------------------
Robert L. Cook
Secretary